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                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

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
                                                                     FOR THE THREE MONTHS ENDED JUNE 30,
                                                                 -----------------------------------------
                                                                     2005                        2004
                                                                 ------------                ------------
Net Income                                                              1,565                       4,837

Weighted average common shares - basic                              9,796,490                   4,941,990

Effect of dilutive securities:
Stock options                                                         321,142                     672,950
                                                                 ------------                ------------
Weighted average common shares - diluted                           10,117,632                   5,614,940
                                                                 ------------                ------------
Basic Earnings Per Share                                         $       0.16                $       0.98
                                                                 ------------                ------------
Diluted Earnings per Share                                       $       0.15                $       0.86
                                                                 ------------                ------------
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